DocuSign Envelope ID: 0CDC1AB2-0B55-4A26-A9E3-9C5513471F36

ADMINISTRATIVE SERVICE AGREEMENT

This Administrative Service Agreement (the “Agreement”), effective October 1, 2018 is made by and between Nationwide Financial Services, Inc. (“NFS”) and VP Distributors, LLC (the “Company”);

WHEREAS, NFS or its designee provide certain administrative services to the owners of certain variable annuity contracts and/or variable life insurance policies (collectively, the “Variable Products”) issued by Nationwide Life Insurance Company, and Nationwide Life and Annuity Insurance Company, (collectively, “Nationwide”) through certain Nationwide Variable Accounts; and

WHEREAS, the Funds set forth on Exhibit A (each, a “Fund”) will be included as underlying investment options for the Variable Products issued by Nationwide through the Variable Accounts pursuant to a Fund Participation Agreement previously or contemporaneously entered into by Nationwide and the Company and/or Funds; and

WHEREAS, the Company desires to engage NFS or its subsidiaries to perform certain administrative services (“Services”) on behalf of the Funds to the owners of the Variable Products; and

NOW, THEREFORE, NFS and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as underlying investment options in the Variable Products issued by Nationwide, subject to the following:

1.

NFS or its designee agrees to provide Services for the contract owners of the Variable Products who choose the Funds as underlying investment options. Such Services will include those described on Exhibit B.

2.

In consideration for the Services to be provided by NFS to the Variable Products pursuant to this Agreement, the Company will calculate and pay, or cause the Funds to pay, to NFS a fee (“Service Fee”) at an annualized rate equal to the rates shown on Exhibit A of the average daily net assets of each Fund held by the Variable Accounts during the period in which they were earned.

3.	The Service Fees will be paid to NFS as soon as practicable, but no later than 45 days after the end of the period in which they were earned. The Service Fees will be paid on a quarterly basis.

4.

NFS and the Company agree that the Service Fee described in this Agreement is for administrative services only and does not constitute payment in any manner for investment advisory services or the cost of distribution of the Funds. To the extent that there is a Rule 12b-1 Plan currently in effect with respect to the shares of a Fund, a portion of the Service Fees paid hereunder with respect to the shares of such Fund may be paid under such Rule 12b-1 Plan, as determined by the Company and to the extent permissible under applicable law and regulation.

5.

Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services described herein. Nationwide agrees to provide the Company or its designee, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a

DocuSign Envelope ID: 0CDC1AB2-0B55-4A26-A9E3-9C5513471F36

Variable Account’s acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order. Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance. In the event electronic access cannot be provided, the Company shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance.

6.

Consistent with any current legal requirements or legal requirements as may become effective, including without limitation, the Securities Exchange Act of 1934, the rules thereunder and the applicable rules of any self-regulatory organization, in effect at any time during the term of this Agreement, NFS agrees to provide written point of sale disclosure to the owners of the Variable Products describing the Services provided by it pursuant to this Agreement, the payments made to it pursuant to this Agreement and any other matters required under applicable law, rule or regulation.

7.

NFS represents and warrants that: neither it nor its affiliated companies (a) will accept compensation for promoting or selling shares of the Funds in the form of commissions on brokerage transactions directed to it by a Fund; (b) will accept compensation for promoting or selling shares of the Funds in the form of commissions directed to such party by any Fund from any broker or dealer which has executed portfolio securities transactions for that Fund; and (c) has entered into any agreement with any Fund or the Company, or any of the Company’s affiliates, pursuant to which that Fund or the Company or any of Company’s affiliates is expected to direct brokerage commissions to such party to compensate such party for promoting or selling any Fund’s shares.

8.

Either party may terminate this Agreement entirely or with respect to any Fund by at least 60 days’ written notice to the other. In addition, NFS or the Company may terminate this Agreement immediately upon written notice to the other: (1) if required by any applicable law or regulation; (2) if NFS or the Company engage in any material breach of this Agreement; or (3) in the event of an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940 unless the non-assigning party hereto has consented to the assignment. This Agreement will terminate immediately and automatically with respect to Funds held in the Variable Accounts upon the termination of the Fund Participation Agreement which governs a Fund’s inclusion as an underlying investment option in the Variable Products and in such event no notice is required under this Agreement.

9.	Each notice required by this Agreement shall be duly given if mailed or sent by wire and confirmed in writing to:

If to NFS:

Nationwide Financial Services

One Nationwide Plaza, 5-02-210A

Columbus, Ohio 43215

Attention: VP, IMG External Funds Management Ops

DocuSign Envelope ID: 0CDC1AB2-0B55-4A26-A9E3-9C5513471F36

If to the Company:

VP Distributors, LLC

c/o Virtus Investment Partners

100 Pearl Street

Hartford, Connecticut 06103

Attention: Counsel

9.

This Agreement shall be construed and the provisions hereof interpreted in accordance with the laws of Delaware. This Agreement shall be subject to the provisions of the federal securities statutes, rules and regulations, including such exemptions from those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.

10.

Each of the parties to this Agreement acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

11.	Each of the parties to this Agreement may disclose the annual fees payable to Nationwide under this Agreement as set forth in Exhibit A.

12.	This Agreement may not be assigned, as that term is defined by and interpreted under the Investment Company Act of 1940, as amended, unless agreed to by the parties in writing.

13.

This Agreement constitutes the entire agreement between the parties with respect to the Services, and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the parties hereto.

14.

This Agreement shall be severable as it applies to each Fund, and action on any matter shall be taken separately for each Fund affected by the matter as appropriate. If any portion of this Agreement shall be found to be invalid or unenforceable by a court, tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

DocuSign Envelope ID: 0CDC1AB2-0B55-4A26-A9E3-9C5513471F36

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Name:	Steven D. Pierce
Title:	VP, External Funds Management Ops

THE COMPANY

By:
Name:
Title:

DocuSign Envelope ID: 0CDC1AB2-0B55-4A26-A9E3-9C5513471F36

EXHIBIT A

TO ADMINISTRATIVE SERVICE AGREEMENT

Fund	Share Class	Service Fee
Virtus Duff & Phelps International Series	A	25 bps
Virtus Duff & Phelps International Series	I	N/A
Virtus Duff & Phelps Real Estate Securities Series	A	50 bps
Virtus Duff & Phelps Real Estate Securities Series	I	25 bps
Virtus KAR Capital Growth Series	A	25 bps
Virtus KAR Capital Growth Series	I	N/A
Virtus KAR Small-Cap Growth Series	A	25 bps
Virtus KAR Small-Cap Growth Series	I	N/A
Virtus KAR Small-Cap Value Series	A	25 bps
Virtus KAR Small-Cap Value Series	I	N/A
Virtus Newfleet Multi-Sector Intermediate Bond Series	A	25 bps
Virtus Newfleet Multi-Sector Intermediate Bond Series	I	N/A
Virtus Rampart Enhanced Core Equity Series	A	25 bps
Virtus Rampart Enhanced Core Equity Series	I	N/A
Virtus Strategic Allocation Series	A	25 bps
Virtus Strategic Allocation Series	I	N/A

DocuSign Envelope ID: 0CDC1AB2-0B55-4A26-A9E3-9C5513471F36

EXHIBIT B

TO ADMINISTRATIVE SERVICE AGREEMENT

Services Provided by NFS

Pursuant to the Agreement, NFS shall perform all administrative and shareholder services with respect to the Variable Products, including but not limited to, the following:

1.

Maintaining separate records for each contract owner, which shall reflect the Fund shares purchased and redeemed and Fund share balances of such contract owners. NFS will maintain a single master account with each Fund on behalf of contract owners and such account shall be in the name of NFS (or its designee) as record owner of shares owned by contract owners.

2.	Disbursing or crediting to contract owners all proceeds of redemptions of shares of the Funds and all dividends and other distributions not reinvested in shares of the Funds.

3.

Preparing and transmitting to contract owners, as required by law, periodic statements showing the total number of shares owned by contract owners as of the statement closing date, purchases and redemptions of Fund shares by the contract owners during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares), and such other information as may be required, from time to time, by contract owners.

4.	Supporting and responding to service inquiries from contract owners.

5.	Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the Services for contract owners.

6.	Generating written confirmations and quarterly statements to Contract owners/participants.

7.

Distributing to contract owners, to the extent required by applicable law, Funds’ prospectuses, proxy materials, periodic fund reports to shareholders and other materials that the Funds are required by law or otherwise to provide to their shareholders or prospective shareholders.

8.	Transmitting purchase and redemption orders to the Funds on behalf of the contract owners.